GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2007 and 2006

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Golden Patriot, Corp.

(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Golden Patriot, Corp. (An Exploration Stage Company) and its subsidiary as of April 30, 2007 and 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity (deficiency) for the years ended April 30, 2007 and 2006 and the period from November 24, 1998 (Date of Inception of the Exploration Stage) to April 30, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Golden Patriot, Corp. and its subsidiary as of April 30, 2007 and 2006 and the results of their operations and their cash flows for the years ended April 30, 2007 and 2006 and the period from November 24, 1998 (Date of Inception of the Exploration Stage) to April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency, is in the exploration stage with no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Vancouver, Canada	/s/ AMISANO HANSON
August 7, 2007	Chartered Accountants

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

April 30, 2007 and 2006

(Stated in US Dollars)

		(Restated
		– Note 13)
ASSETS	2007	2006

Current
Cash	$ 53,815	$ 190,404
Prepaid fees and expenses – Note 9	16,960	35,575
Current portion of deferred financing costs – Note 7(b)	76,125	36,667

	146,900	262,646
Advance receivable	10,200	-
Deferred financing costs – Note 7(b)	67,023	71,526
Equipment – Notes 4 and 9	874	1,189

	$ 224,997	$ 335,361

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 9	$ 117,098	$ 113,365
Advances payable - Note 5	-	203,543

	117,098	316,908
Note payable – Note 6	-	34,000
Callable secured convertible notes – Note 7	877,762	258,976

	994,860	609,884

STOCKHOLDERS’ DEFICIENCY

Capital stock – Notes 7, 8, 12 and 15
Common stock, $0.001 par value
1,000,000,000 authorized
88,112,895 outstanding (2006: 74,162,895)	88,112	74,162
Additional paid-in capital	6,360,080	4,875,340
Deficit accumulated during the exploration stage	(7,218,055)	(5,224,025)

	(769,863)	(274,523)

	$ 224,997	$ 335,361

Nature and Continuance of Operations – Note 1

Commitments – Notes 3, 7, 8 and 15

Subsequent events – Notes 7, 8 and 15

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended April 30, 2007 and 2006 and

for the period from November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2007

(Stated in US Dollars)

			(Restated
			– Note 13)
			November 24,
			1998 (Date of
			Inception of
			Exploration
		(Restated	Stage) to
		– Note 13)	April 30,
	2007	2006	2007

Revenue	$ -	$ -	$ -

General and Administrative Expenses
Abandonment of capital assets	-	-	6,773
Administration fees – Note 9	-	-	14,527
Amortization	315	436	6,696
Audit and accounting fees	58,796	39,032	177,870
Beneficial conversion feature – Note 7	230,797	222,119	452,916
Consulting fees – Note 9	112,147	61,076	3,052,544
Cost recovery – Note 9	-	(7,500)	(11,500)
Exploration, property and development costs – Note 9	335,079	188,420	1,243,206
Filing fees	9,203	2,818	29,159
Finance charges – Note 7	131,569	1,808	133,377
Interest expense – Note 7	572,987	10,904	611,400
Investor relations	18,575	62,761	222,268
Legal fees	135,460	40,102	241,976
Management fees – Note 9	120,331	6,000	411,161
Office and miscellaneous	19,194	8,099	65,256
Promotion	149,649	6,172	204,259
Rent – Note 9	14,722	5,200	21,354
Mineral property option payments received – Note 3	-	-	(106,940)
Stock-based compensation – Note 8	58,000	104,844	243,044
Telephone	1,479	-	4,529
Transfer agent fees	10,029	3,299	32,117
Travel and automobile	15,698	12,875	60,417
Write-down and loss on disposal of equity securities	-	6,315	19,105
Write-off of accounts payable	-	-	(1,959)
Write-off of oil and gas properties – Note 9	-	-	84,500

Net loss for the period	$ (1,994,030)	$ (774,780)	$ (7,218,055)

Basic loss per share	$ (0.02)	$ (0.01)

Weighted average number of shares outstanding	77,797,416	73,205,087

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended April 30, 2007 and 2006 and

for the period from November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2007

(Stated in US Dollars)

			(Restated
			– Note 13)
			November 24,
			1998 (Date of
			Inception of
			Exploration
		(Restated	Stage) to
		– Note 13)	April 30,
	2007	2006	2007

Cash Flows provided by (used in) Operating Activities
Net loss for the period	$ (1,994,030)	$ (774,780)	$ (7,218,055)
Add (deduct) items not affecting cash
Amortization	315	436	6,696
Amortization of deferred financing costs	130,314	1,808	132,122
Accretion of convertible debt discount	439,438	-	439,438
Abandonment of capital assets	-	-	6,773
Beneficial conversion feature	230,797	222,119	452,916
Mineral property option payments received	-	-	(46,940)
Write-down and loss on disposal of equity securities	-	6,315	19,105
Write-off of accounts payable	-	-	(1,959)
Write-off of oil and gas properties	-	-	84,500
Issuance of common shares for investor relations	-	56,400	155,400
Issuance of common shares for debt settlement	-	-	3,630
Issuance of common shares for consulting fees	-	-	2,775,000
Issuance of common shares for exploration and development costs	-	-	513,040
Stock-based compensation	58,000	104,844	243,044
Change in non-cash working capital items related to operations
Amounts receivable	-	2,122	-
Prepaid fees and expenses	18,615	(35,575)	(16,960)
Advance receivable	(10,200)	-	(10,200)
Accounts payable and accrued liabilities	3,733	(14,263)	222,602
Advances payable	(203,543)	62,794	30,000

Cash used in operating activities	(1,326,561)	(367,780)	(2,209,848)

…/cont’d

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

Continued

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended April 30, 2007 and 2006 and

for the period from November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2007

(Stated in US Dollars)

			(Restated
			– Note 13)
			November 24,
			1998 (Date of
			Inception of
			Exploration
		(Restated	Stage) to
		– Note 13)	April 30,
	2007	2006	2007

Cash Flows provided by (used in) Financing Activities
Net proceeds from stock subscriptions	173,955	-	461,811
Common stock issued – options	-	107,500	232,844
Convertible notes payable	1,300,000	700,000	2,000,000
Repayment of convertible notes	(109,983)	-	(109,983)
Deferred financing costs	(140,000)	(110,000)	(250,000)
Note payable repayment	(34,000)	(170,000)	-

Cash flow provided by financing activities	1,189,972	527,500	2,334,672

Cash Flows provided by (used in) Investing Activities
Proceeds from sale of equity securities	-	19,223	27,834
Acquisition of equipment	-	-	(14,343)
Acquisition of oil and gas properties	-	-	(86,500)
Proceeds on disposal of oil and gas property	-	-	2,000

Cash provided by (used in) investing activities	-	19,223	(71,009)

Net increase (decrease) in cash during the period	(136,589)	178,943	53,815

Cash, beginning of the period	190,404	11,461	-

Cash, end of the period	$ 53,815	$ 190,404	$ 53,815

Supplemental cash flow information:
Cash paid for interest	$ 35,574	$ -	$ 35,574

Non-cash Transactions – Note 12

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2007

(Stated in US Dollars)

				Deficit
				Accumulated
	(Note 7)		Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Stock issued for cash pursuant to private placement agreements – at $0.03	66,665	$ 67	$ 1,933	$ -	$ 2,000
– at $0.45	442,475	442	198,672	-	199,114
– at $0.60	11,110	11	6,656	-	6,667
– at $14.98	1,335	1	19,999	-	20,000
– at $0.45	37,500	38	16,837	-	16,875
Net loss for the period	-	-	-	(184,872)	(184,872)

Balance, April 30, 1999	559,085	559	244,097	(184,872)	59,784
For cash:
Stock rescission – at $14.98	(1,335)	(1)	(19,999)	-	(20,000)
Stock subscriptions – at $0.30	194,000	194	58,006	-	58,200
Net loss for the year	-	-	-	(135,022)	(135,022)

Balance, April 30, 2000	751,750	752	282,104	(319,894)	(37,038)
For cash:
Stock subscriptions – at $0.30	16,665	16	4,984	-	5,000
Net loss for the year	-	-	-	(74,471)	(74,471)

Balance, April 30, 2001	768,415	768	287,088	(394,365)	(106,509)
Net loss for the year	-	-	-	(77,816)	(77,816)

Balance, April 30, 2002	768,415	768	287,088	(472,181)	(184,325)
For cash:
Stock subscriptions – at $0.45	66,690	67	29,933	-	30,000
Net loss for the year	-	-	-	(92,354)	(92,354)

Balance, April 30, 2003	835,105	835	317,021	(564,535)	(246,679)

…/cont’d

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

Continued

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2007

(Stated in US Dollars)

				Deficit
				Accumulated
	(Note 7)		Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Balance, April 30, 2003	835,105	835	317,021	(564,535)	(246,679)
Stock issued pursuant to debt settlement agreements – at $0.002	51,772,500	51,773	51,772	-	103,545
Stock issued pursuant to consulting agreements – at $0.02	12,500,000	12,500	237,500	-	250,000
– at $0.52	2,000,000	2,000	1,038,000	-	1,040,000
– at $0.48	3,000,000	3,000	1,437,000	-	1,440,000
– at $0.45	100,000	100	44,900	-	45,000
– at $0.54	9,890	9	5,331	-	5,340
Stock issued to acquire resource properties – at $0.43	1,000,000	1,000	429,000	-	430,000
– at $0.35	222,000	222	77,478	-	77,700
Stock issued for cash pursuant to exercise of options – at $0.50	250,000	250	125,094	-	125,344
Net loss for the year	-	-	-	(3,519,771)	(3,519,771)

Balance, April 30, 2004	71,689,495	71,689	3,763,096	(4,084,306)	(249,521)
Stock issued pursuant to investor relations agreements – at $0.36	275,000	275	98,725	-	99,000
Stock issued pursuant to debt settlement agreements – at $0.75	48,400	48	3,582	-	3,630
Stock-based compensation	-	-	80,200	-	80,200
Net loss for the year	-	-	-	(364,939)	(364,939)

Balance, April 30, 2005	72,012,895	72,012	3,945,603	(4,449,245)	(431,630)
Stock issued for cash pursuant to exercise of options – at $0.07	1,250,000	1,250	86,250	-	87,500
– at $0.10	200,000	200	19,800	-	20,000
Stock issued pursuant to investor relations agreements – at $0.079	600,000	600	46,800	-	47,400
– at $0.09	100,000	100	8,900	-	9,000
Stock-based compensation	-	-	104,844	-	104,844
Beneficial conversion feature of callable secured convertible notes	-	-	222,119	-	222,119
Discount on convertible notes payable	-	-	441,024	-	441,024
Net loss for the year	-	-	-	(774,780)	(774,780)

Balance, April 30, 2006 (restated – Note 13)	74,162,895	74,162	4,875,340	(5,224,025)	(274,523)

…/cont’d

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

Continued

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2007

(Stated in US Dollars)

				Deficit
				Accumulated
	(Note 7)		Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Balance, April 30, 2006 (restated – Note 13)	74,162,895	74,162	4,875,340	(5,224,025)	(274,523)
For cash:
Stock subscriptions – at $0.05	3,900,000	3,900	191,055	-	194,955
Less: share issuance costs	-	-	(21,000)	-	(21,000)
Stock-based compensation	-	-	58,000	-	58,000
Discount on convertible notes payable	-	-	452,729	-	452,729
Conversion of notes payable – Note 7	10,050,000	10,050	547,890	-	557,940
Beneficial conversion feature on convertible notes payable	-	-	230,797	-	230,797
Warrants issued as finder’s fees		-	25,269	-	25,269
Net loss for the year	-	-	-	(1,994,030)	(1,994,030)

Balance, April 30, 2007	88,112,895	$ 88,112	$ 6,360,080	$ (7,218,055)	$ (769,863)

SEE ACCOMPANYING NOTES

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2007 and 2006

(Stated in US Dollars)

Note 1

Nature and Continuance of Operations

The Company is an exploration stage company.  On September 29, 2003, the Company terminated the development of its oil and gas properties and during the year ended April 30, 2004, the Company entered into agreements to acquire mineral claims in Nevada, USA that it intends to explore and develop.  The Company has not yet determined whether these properties contain reserves that are economically recoverable.  The recoverability of the amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying properties, the ability of the Company to obtain the necessary financing to satisfy the expenditure requirements of property agreements and complete the development of the properties, and upon future profitable production or proceeds from the sale thereof.

The Company was incorporated in Nevada, USA on November 24, 1998, as Herrimen Oil & Gas Inc. and commenced operations at that time.  On March 24, 2003, the Company changed its name to Boundaries Capital, Inc. and consolidated its shares on a 150 old to 1 new basis.  On September 29, 2003, the Company changed its name to Golden Patriot, Corp., forward split its common stock on a 5 new for 1 old basis and increased its authorized capital from 50,000,000 to 150,000,000 common shares with a par value of $0.001.  The number of shares issued and outstanding has been restated to give retroactive effect to this forward split of common stock.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At April 30, 2007, the Company had not yet achieved profitable operations, has accumulated a deficit of $7,218,055 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 2

Note 2

Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.  Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Golden Patriot Nevada, Corp. (formerly Vocalwave Software Inc.) (“Vocalwave”).  Vocalwave was incorporated in the State of Nevada on August 5, 2003, and was inactive during the period August 5, 2003 to April 30, 2007

Exploration Stage Company

The Company complies with the Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as exploration stage

Equity Securities

The Company classifies its equity securities as “trading” and they are carried in the financial statements at their fair value equal to their quoted market price at year-end.  Trading securities are classified as current.  Realized and unrealized gains and losses are reported in earnings for the year.

Equipment and Amortization

The Company records computer equipment and office equipment additions at cost and provides for amortization at a rate of 30% and 20% respectively per annum using the declining balance method.

Impairment of Long-lived Assets

Equipment is reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.  Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 3

Note 2

Summary of Significant Accounting Policies – (cont’d)

Mineral Properties

Cost of lease, acquisition, exploration, carrying and retaining unproven mineral properties are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of:

i)

completion of a feasibility study: or

ii)

the Company’s commitments to a plan of action based on the then known facts.

There have been no environmental expenses incurred by the Company.

Foreign Currency Translation

The Company’s functional currency is US dollars as substantially all of the Company’s operations are in the United States of America.  The Company used the United States of America dollar as its reporting currency for consistency with registrants of the Securities Exchange commission (“SEC”) and in accordance with the SFAS No. 52.

Assets and liabilities denominate in a foreign currency are translated at the exchange rate in effect at the year end and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the year and are included in the Comprehensive Income Account in Stockholders’ Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the Company are translated using the exchange rate in effect as of the translation date.  Any exchange gains or losses are included in other income expenses on the Statement of Operation, if applicable.

Basic Loss Per Share

The Company reports basic loss per share in accordance with SFAS No. 128 “Earnings per Share”.  Basic loss per share is computed using the weighted average number of shares outstanding during the year.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 4

Note 2

Summary of Significant Accounting Policies – (cont’d)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Convertible Instruments

When the Company issues convertible instruments with detachable instruments, the proceeds of the issuance are allocated between the convertible instrument and other detachable instruments based on their relative fair values pursuant to Accounting Principles Board Opinion No. 14 “Accounting for Convertible debt and Debt Issued with Stock Purchase Warrants” (“APB 14”) and Emerging Issues Task Force (“EITF”) Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”.  The resulting discount of the convertible instrument is amortized into income as interest expense over the term of the convertible instrument.

When the Company issues convertible debt securities with a non-detachable conversion feature that provides for an effective rate of conversion that is below market value on the commitment date, it is known as a beneficial conversion feature (“BCF”) and pursuant to EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the conversion feature of the security that has characteristics of an equity instrument is measured at its intrinsic value at the commitment date and is recorded as additional paid in capital.  A portion of the proceeds of the security issued is allocated to the conversion feature equal to its intrinsic value to a maximum of the amount allocated to the convertible instrument.  The resulting discount of the debt instrument is amortized into income as interest expense over the conversion feature’s vesting period.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities, advances payable and note payable approximate their fair value due to the short-term maturity of such instruments.  The Company’s callable secured convertible notes also approximate their fair value.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The Company’s callable secured convertible notes payable are subject to interest rate risk based on the market price of the Company’s common stock and also whether the Company becomes obligated to pay default interest in the event of the notes being in arrears.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 5

Note 2

Summary of Significant Accounting Policies – (cont’d)

Stock-based Compensation

The Company has adopted the Financial Accounting Standards Board SFAS No. 123R “Share-based Payment”, a revision to SFAS No. 123 effective May 1, 2006.  SFAS No. 123R replaces existing requirements under SFAS No. 123 and APB No. 25 and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions.  SFAS No. 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans and the accounting for income tax effects of share-based payment transactions.

Prior to May 1, 2006, the Company elected to apply the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations in accounting for its stock options on options granted to employees and directors.  Under APB No. 25, compensation expense is only recorded to the extent that the exercise price is less than the market value of the underlying stock on the measurement date, which is usually the date of grant.  Stock-based compensation for employees is recognized on an accelerated basis over the vesting period of the individual options.  Stock options granted to non-employees are accounted for under SFAS No. 123 “Accounting for Stock-based Compensation” and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided and the options earned.  Pro forma fair value information with respect to options granted to employees and directors is disclosed in accordance with SFAS No. 123.

Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.  The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax position.  The interpretation is effective for fiscal years beginning after December 15, 2006.  The adoption of FIN 48 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows; however, the Company is still analyzing the effects of FIN 48.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 6

Note 2

Summary of Significant Accounting Policies – (cont’d)

Recently Issued Accounting Pronouncements – (cont’d)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements.  The Statement is to be effective for the Company’s financial statements issued in 2008; however, earlier application is encouraged.  The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”).  Due to diversity in practice among registrants, SAB 108 expressed SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary.  SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged.  The Company does not believe SAB 108 will have a material impact on its financial position or results from operations.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”.  This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5, “Accounting for Contingencies”.  This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that re entered into or modified subsequent to December 31, 2006.  For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 31, 2006, the guidance in the FSP is effective January 1, 2006 for the Company.  The Company does not believe that this FSP will have a material impact on its financial position or results from operations.

On February 15, 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”.  This Statement establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective for the Company’s financial statements issued in 2008.  The Company is currently evaluating the impact that the adoption of SFAS No. 159 might have on its financial position or results of operations.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 7

Note 3

Mineral Properties

Scoonover Properties

By an acquisition agreement dated March 1, 2004, the Company agreed to acquire 100% ownership of the unpatented mining claims and the net smelter royalties throughout five properties (the Dun Glen (28 claims), Debut (16 claims), SMH (20 claims) and Gold View properties (76 claims)) located in Pershing and Eureka Counties, Nevada, in consideration for $10,000 (paid) and 1,000,000 common shares (issued) valued at $441,200.  The vendor is a related party by virtue of a former common director.

By an option agreement dated July 26, 2004, the Company granted Minterra Resources Corp. (“Minterra”) the option to earn a 50% ownership interest in the Gold View and Dun Glen properties (including the Sierra claims).  As consideration Minterra was required to reimburse the Company its costs up to $30,000 per property or $60,000 (paid), issue to the Company 100,000 common shares per property or 200,000 common shares valued at $46,940 (issued) and incur Cdn$1,000,000 of exploration costs per property or Cdn$2,000,000 of exploration costs within three years.  Minterra was also responsible for all of the advance royalty payments and net smelter return royalties on these properties.  Minterra terminated its option in the Dun Glen property during the year ended April 30, 2006 and terminated the Gold View claims during the year ended April 30, 2007.  The Company has also abandoned its interest in these claims

By an option agreement dated November 3, 2006, the Company granted Canasia Industries Corporation the option to earn an undivided 50% interest in the Debut Prospect for consideration of the Optionor incurring exploration expenditures aggregating Cdn$1,000,000 over ten years from the execution of the agreement and to make all necessary payments to keep the property in good standing.  The optionor is a related party by virtue of a common director and a common officer.

Lucky Boy Project

By an option agreement dated March 17, 2005 and amended March 17, 2006, the Company was granted the option to acquire a 100% interest in 14 mineral claims and an 80 acre State Lease (the Lucky Boy Uranium Project) located in Gila County, Arizona in consideration for property payments of $75,000 and incurring exploration and development costs totalling $925,000 as follows:

Exploration and
Property Payments	Development Costs	Due Date

$ 25,000 (paid)	$ -	On execution
25,000 (paid)	-	April 17, 2006
25,000	500,000 (incurred)	March 17, 2007
-	425,000	March 17, 2008

$ 75,000	$ 925,000

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 8

Note 3

Mineral Properties – (cont’d)

Lucky Boy Project – (cont’d)

Once the Company spends a cumulative amount of $500,000 on the Lucky Boy project, it has the right to earn up to a 60% interest on the property and the right to earn an additional 8% for each $100,000 spent on the project.

As of April 30, 2007, the Company has paid $50,000 in property payments and $489,072 (total: $539,072) in exploration and development costs toward this project.  After accumulating the required $500,000 on the Lucky Boy Project, the Company exercised its option to acquire a 60% interest on the property.  The property payment due on March 17, 2007 was not paid and therefore the Company does not have the right to earn any further interest on this property, nor does it have the requirement for maintaining the option to spend the final $425,000.

The agreement is subject to a 3% uranium oxide royalty.

By an option agreement dated March 17, 2005, the Company granted Rodinia Minerals Inc. (“Rodinia”) the option to acquire up to a 40% interest of the Company’s interest in the Lucky Boy Project in consideration of Rodinia deferring its acquisition of an interest in the Lucky Boy Project in favour of the Company.  The option shall be exercisable from time to time, as to 40% of the interest in respect of which the Company has exercised its right to acquire pursuant to the terms of the above-noted option agreement.

The Company staked an additional 12 mineral claims that are not subject to either option agreement referred to above.  A company has indicated it holds an interest in these claims, which is disputed by the Company.  The Company is unable to determine the amount of loss, if any, that would result from the dispute.

Note 4

Equipment

2007
Accumulated
	Cost	Amortization	Net

Computer equipment	$ 1,862	$ 1,319	$ 543
Office equipment	718	387	331

	$ 2,580	$ 1,706	$ 874

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 9

Note 4

Equipment – (cont’d)

2006
Accumulated
	Cost	Amortization	Net

Computer equipment	$ 1,862	$ 1,087	$ 775
Office equipment	718	304	414

	$ 2,580	$ 1,391	$ 1,189

Note 5

Advances Payable

Advances payable were unsecured, non-interest bearing and have no specific terms for repayment.

Note 6

Note Payable

The note payable is unsecured, was originally due on October 27, 2005 and bears interest at 5% per annum on the unpaid balance.  On October 27, 2005 the note was extended for 36 months and the interest rate increased to 6% effective November 1, 2005.  On April 18, 2006, $170,000 of the note was repaid.  The balance of $34,000 was repaid on May 22, 2006.

Note 7

Callable Secured Convertible Notes

a)

Callable Secured Convertible Notes

On April 12, 2006, the Company entered into a Securities Purchase Agreement to sell callable secured convertible notes (the “notes”) having an aggregate principal amount of $2,000,000. On the same day the Company issued notes totalling $700,000, maturing on April 12, 2009, and warrants to purchase 11,000,000 shares of the common stock at $0.30 per share, subject to adjustment for the effects of dilutive issuance, exercisable until April 12, 2013.  On May 19, 2006, the Company issued notes totalling $600,000, maturing on May 19, 2009, and warrants to purchase 11,000,000 shares of common stock at $0.30 per share, subject to adjustment for the effects of dilutive issuance, exercisable until May 19, 2013.  On August 22, 2006, the Company issued notes totalling $700,000 with terms identical to the above-noted notes except that there were no warrants attached.

The notes bear interest at 6%, are secured by all of the assets of the Company, are payable quarterly provided that no interest shall be due and payable for any month in which the trading price of the Company’s common stock on the OTC Bulletin Board is greater than $0.1125 per share for each trading day of the month and are convertible into shares of common stock of the Company at the rate of the Applicable Percentage multiplied by the Market Price which is defined as the average of the lowest three trading prices for the common stock during the 20 day period prior to conversion.  The Applicable Percentage is 60% as a registration statement was declared effective by the SEC on August 18, 2006.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 10

Note 7

Callable Secured Convertible Notes – (cont’d)

a)

Callable Secured Convertible Notes – (cont’d)

The notes contain a provision whereby no holder is able to convert any part of the note into shares of the Company’s common stock, if such conversion would result in beneficial ownership of the holder and its affiliates of more than 4.99% of the Company’s then outstanding shares of common stock.  The convertible feature of the notes provide for a rate of conversion that is below market value.

A finder’s fee of 10% cash was paid on the sale of the notes.  In addition, warrants to purchase up to 1,000,000 shares, exercisable at $0.30 per share for a five-year term, were issued to the finder.  The warrants were recorded at their fair value upon issuance and recorded as a deferred financing charge (Note 7(b)).

During the year ended April 30, 2007, $557,940 of the convertible notes were converted into shares of the Company’s common stock at prices ranging between $0.03 per share and $0.10 per share for a total of 10,050,000 common shares issued.

At April 30, 2007, the principle balance of the convertible notes was $1,332,078, after giving consideration to the conversions noted above and the repayment of $109,982 in principle and $35,574 in interest during the year ended April 30, 2007.  Subsequent to April 30, 2007, $142,375 of these notes was converted to 6,800,000 shares of common stock.

b)

Deferred Financing Costs

Deferred financing costs with respect to the above-noted convertible debentures totalling $275,269 ($50,000 for legal fees and $225,269 for finders’ fees including warrants issued with a fair value of $25,269) have been capitalized and are being amortized over three years, being the term of the convertible notes.  If the convertible note, or any part thereof, is converted or repaid, then the unamortized deferred financing charges related to the extinguished debt are expensed at the date of conversion or repayment.

	2007	2006

Balance, beginning of year	$ 108,192	$ -
Deferred finance costs	165,269	110,000
Less: amortization	(130,314)	(1,808)

	143,148	108,192
Less: current portion	(76,125)	(36,667)

Long-term portion of deferred finance costs, end of year	$ 67,023	$ 71,526

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 11

Note 7

Callable Secured Convertible Notes – (cont’d)

b)

Deferred Financing Costs – (cont’d)

The amortization of deferred finance costs is included in finance charges in the consolidated statement of operations.

c)

Summary of Callable Secured Convertible Notes

The accompanying financial statements comply with current requirements relating to warrants and embedded derivatives as described in EITF 98-5, EITF 00-19 and APB 14 as follows:

•

The Company allocated the proceeds received between convertible debt and detachable warrants based upon the relative fair values on the date the proceeds were received.  The discount on the debt recorded as a result of allocating the proceeds to the detachable warrants is netted against the face value of the debt for financial statement presentation purposes.

•

The Company recorded beneficial conversion features on the remaining amount allocated to the convertible debt based on an evaluation in accordance with EITF 00-27 using the effective conversion price.

•

The Company accreted debt principal of $439,438 during the year ended April 30, 2007, which is included in interest expense.

The following table summarizes the various components of convertible debentures for the years ended April 30, 2007 and 2006:

		(Restated
		– Note 13)
	2007	2006

Balance, beginning of year	$ 700,000	$ -
Callable secured convertible notes issued during the year	1,300,000	700,000
Less: repayment	(109,982)	-
conversions	(557,940)	-
debt discounts	(893,754)	(441,024)

	438,324	258,976
Accretion of discount	439,438	-

Balance, end of the year	$ 877,762	$ 258,976

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 12

Note 7

Callable Secured Convertible Notes – (cont’d)

c)

Summary of Callable Secured Convertible Notes – (cont’d)

As a result of applying the provisions of EITF 98-5 and EITF 00-27 for the year ended April 30, 2007, the Company, recorded an interest expense of $230,797 on the convertible notes issued on May19, 2007.  The interest expense was the result of a deemed beneficial conversion feature of the warrants issued along with the convertible notes.

Note 8

Capital Stock – Notes 7, 12 and 15

On March 24, 2003, the Company consolidated its common stock on a 150 old for 1 new basis.  On September 29, 2003, the Company forward split its common stock on a 5 new for 1 old basis and increased its authorized capital from 50,000,000 to 150,000,000 common shares with a par value of $0.001.  The number of shares issued and outstanding has been restated to give retroactive effect to this forward split of common stock.

By amended consulting agreements dated August 1, 2003, the Company retained the services of two consultants for a twelve-month period to provide technical, business and/or management services to the Company.  In consideration for these services, the Company issued a total of 12,500,000 common shares to these consultants, which are recorded at a fair value of $250,000.

The Company also agreed to issue up to an additional 12,500,000 common shares as additional consideration for services should the Company and the consultants determine such consideration is appropriate.  These shares were issued into escrow at that time.  During the year ended April 30, 2004, 5,000,000 of these common shares have been released from escrow and were recorded at a fair value of $2,480,000.  The balance of the escrow shares were cancelled during the year ended April 30, 2006.

As approved by the shareholders of the Company, effective June 6, 2006, the Company increased its authorized capital to 1,000,000,000 shares.

Share Purchase Options

The Company has share purchase option plans, which authorizes the board of directors to grant shares as incentive share purchase options to directors, officers, employees and consultants.  The exercise price of the options is determined by the fair market value of the shares at the closing price on the date of the grant.

During the years ended April 30, 2007 and 2006, the change in share purchase options outstanding is as follows:

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 13

Note 8

Capital Stock – Notes 7, 12 and 15 – (cont’d)

Share Purchase Options – (cont’d)

	April 30, 2007		April 30, 2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Options outstanding, beginning of year	3,350,000	$0.10	3,850,000	$0.08
Granted	-	-	4,250,000	$0.10
Exercised	-	-	(1,450,000)	$0.07
Expired	(1,250,000)	$0.10	(3,300,000)	$0.09

Options outstanding and exercisable, end of year	2,100,000	$0.10	3,350,000	$0.10

At April 30, 2007 and 2006, the share purchase options were outstanding as follows:

	April 30, 2007			April 30, 2006
		Exercise			Exercise
	Number	Price	Expiry	Number	Price	Expiry

Directors and employees	1,000,000	$0.10	Jun 19/07	1,000,000	$0.10	Jun 19/06
Consultants	1,100,000	$0.10	Mar 17/09	1,100,000	$0.10	Mar 17/09
				1,250,000	$0.10	Aug 14/06

	2,100,000			3,350,000

All share purchase options vest immediately at the date of the grant with the exception of 1,100,000 share purchase options granted to a consultant.  200,000 of these share purchase options vest immediately with the remaining 900,000 share purchase options to vest at 100,000 shares per month until fully vested.  At April 30, 2007 and 2006, these share purchase options have fully vested.  On June 18, 2007, the 1,000,000 options to directors and employees were re-priced from $0.10 per share to $0.04 per share and the expiry date was extended to June 19, 2008.

The fair value of the stock-based compensation has been determined using the Black-Scholes option valuation model with the following assumptions:

	2007	2006

Expected dividend yield	0.0%	0.0%
Expected volatility	117%	90-149%
Risk-free interest rate	4.7%	2.38-3.0%
Weighted average expected term in years	1 year	1 – 3 years

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 14

Note 8

Capital Stock – Notes 7, 12 and 15 – (cont’d)

Share Purchase Options – (cont’d)

The expected volatility was calculated based on the Company’s historical share prices.

The Black-Scholes option valuation model requires the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate and therefore the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of the Company’s share purchase options.

The compensation charge associated with consultant’s option in the amount of $58,000 is included in the statement of operations for the year ended April 30, 2007 (2006: $104,844).

The compensation charge associated with directors’ and employees’ options granted by the year ended April 30, 2006 in the amount of $27,100 is not recognized in the financial statements, but included in the pro forma amounts below.

Had compensation cost associated with directors’ and employee options been determined based on fair value at the grant date, pro forma loss and loss per share would have been as follows:

(Restated
– Note 13)
Year ended
April 30,
2006

Net loss	$ (774,780)
Pro forma compensation cost	(27,100)

Pro forma net loss	$ (801,880)

Pro forma net loss per share	$ (0.01)

Share Purchase Warrants

As at April 30, 2007, 26,000,000 share purchase warrants were outstanding which entitle the holders thereof the right to purchase 26,000,000 common shares.  23,000,000 warrants were granted at $0.30 per share expiring on March 31, 2012 (1,000,000), April 12, 2013 (11,000,000), May 19, 2013 (11,000,000) and 3,000,000 were granted at $0.10 per share expiring March 28, 2014.

1,000,000 of the above Share Purchase Warrants were issued as a finder’s fee.  The warrants were valued at $0.0253 per share and included in the financial statements for the year ended April 30, 2007, as a $25,269 financing expense.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 15

Note 8

Capital Stock – Notes 7, 12 and 15 – (cont’d)

Share Purchase Warrants – (cont’d)

The share purchase warrants are summarized as follows:

	2007		2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Balance, beginning of year	11,000,000	$0.30	-	-
Issued	15,000,000	$0.26	11,000,000	$0.30

Balance, end of the year	26,000,000	$0.28	11,000,000	$0.30

Note 9

Related Party Transactions – Note 3

The Company was charged the following amounts by directors of the Company or companies with directors or officers in common:

			November 24,
			1998 (Date of
			Inception of
			Exploration Stage
			to April 30,
	2007	2006	2007

Administration fees	$ -	$ -	$ 14,527
Equipment	-	-	3,547
Consulting fees	52,200	27,000	243,037
Cost recovery	-	-	(4,000)
Exploration and development costs	-	-	16,492
Management fees	120,331	6,000	411,161
Rent	9,730	5,200	16,362
Write-off of oil and gas properties	-	-	45,000

	$ 182,261	$ 63,200	$ 746,126

At April 30, 2007 prepaid fees and expenses includes $Nil (2006: $12,000) paid to a company with a common director for management fees paid in advance.

At April 30, 2007, accounts payable includes $9,806 (2006: $7,650) owing to companies with an officer in common.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 16

Note 10

Future Tax Assets

The significant components of the Company’s deferred tax assets are as follows:

	2007	2006

Future tax assets
Non-capital loss carryforwards	$ 2,190,466	$ 1,637,733
Valuation allowance for deferred tax assets	(2,190,466)	(1,637,733)

	$ -	$ -

The amount taken into income as future tax assets must reflect that portion of the income tax loss carryforwards which is likely to be realized from future operations.  The Company has provided an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry, as it is more likely than not that all of the future tax assets will not be realized.

Note 11

Income Taxes

No provision for income taxes has been provided in these financial statements due to the net loss.  At April 30, 2007, the Company has net operating loss carryforwards, which expire commencing in 2019 totalling approximately $5,500,000, the benefit of which has not been recorded in the financial statements.

Note 12

Non-cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the investing and financing activities sections of the statement of cash flows.

During the year ended April 30, 2006, the Company issued 700,000 common shares, at a value of $56,400 to consultants for investor relation services.  This amount is included in investor relations expense, included in Operating Activities – Net loss.

During the year ended April 30, 2007:

-

the Company issued 10,050,000 common shares having a value of $557,940 pursuant to the conversion of callable secured notes.

-

the Company issued 1,000,000 warrants having a fair value of $25,269 in respect of fees associated with the issuance of callable secured convertible notes.

These transactions were excluded from the investing and financing sections of the statements of cash flows.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

April 30, 2007 and 2006

(Stated in US Dollars) – Page 17

Note 13

Restatement of Prior Period Financial Statements

The Company has restated its financial statements for its year ended April 30, 2006 as a result of reassessing the manner in which it accounts for the provisions of its outstanding Callable Secured Convertible Notes (“Notes”). The Company had recorded derivative liabilities for each of the embedded conversion feature and detachable warrant components of the notes under the provisions of Statement of Financial Accounting Standards No.133, “Accounting for Derivative Instruments and Hedging Activities”, (“SFAS 133”). However, these components of the notes meet the definition of equity instruments as prescribed by the Emerging Issues Task Force “EITF” Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Stock”. As a result, these components of the Notes qualify for the scope exception in SFAS 133 and instead, the proceeds received in respect of the Notes are allocated between the debt instrument and the detachable warrants based on their relative fair values in accordance with the provisions of APB-14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”.  Subsequent to the allocation of proceeds, the balance allocated to the debt portion of the instrument is evaluated, in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, to determine whether the instrument contains a beneficial conversion feature at inception. Moreover, EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” indicates that this evaluation is done using the effective conversion price inherent in the debt instrument. Any discount resulting from a beneficial conversion feature is expensed as interest expense at inception given that the debt is immediately convertible. On April 12, 2006, the Company issued Notes totalling $700,000 with detachable warrants to purchase 11,000,000 shares of the Company’s common stock and which were allocated a fair value of $441,024 and the Notes were also determined to have a beneficial conversion feature valued at $ 222,119.

As a result of the foregoing, the financial statements for the year ended April 30, 2006 have been restated: interest expense has decreased by $1,361,144 from $1,594,167 to $233,023 and net loss for the period has decreased by the same amount from $2,135,924 to $774,077; the basic loss per share decreased from $0.03 to $0.01; the warrant and derivative liabilities of $1,192,070 and $387,540 respectively were eliminated, the callable secured convertible notes balance decreased by $3,652, net of the discount of 441,024 and the additional paid-in capital balance increased by $222,119 from $4,653,221 to $4,875,340.

Note 14

Comparative Figures

Certain of the comparative figures have been reclassified to conform with the presentation used in the current year.

Note 15

Subsequent Events – Notes 7 and 8

Subsequent to April 30, 2007, the Company granted 1,500,000 share purchase options at  $0.04 per share, expiring June 19, 2008.